Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Consolidated Financial Statements as of and for the Quarter Ended March 31, 2010

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31
(in Millions)	2010	2009
Operating Revenues	$745	$759

Operating Expenses
Cost of gas	458	503
Operation and maintenance	108	114
Depreciation and amortization	26	26
Taxes other than income	16	13

	608	656

Operating Income	137	103

Other (Income) and Deductions
Interest expense	17	16
Interest income	(2)	(2)
Other income	(2)	(3)
Other expenses	1	3

	14	14

Income Before Income Taxes	123	89

Income Tax Provision	44	26

Net Income	$79	$63

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	March 31	December 31
(in Millions)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$1	$2
Accounts receivable (less allowance for doubtful accounts of $139 and $134, respectively)
Customer	501	489
Affiliates	19	9
Other	3	40
Inventories
Gas	13	44
Material and supplies	16	16
Gas customer choice deferred asset	45	107
Current deferred income taxes	45	46
Notes receivable
Affiliates	3	3
Other	3	3
Other	15	13

	664	772

Investments	49	50

Property
Property, plant and equipment	3,749	3,753
Less accumulated depreciation and amortization	(1,604)	(1,612)

	2,145	2,141

Other Assets
Regulatory assets	784	777
Net investment in lease	72	73
Notes receivable — affiliates	4	4
Prepaid pension costs — affiliates	161	154
Other	10	10

	1,031	1,018

Total Assets	$3,889	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	March 31	December 31
(in Millions, Except Shares)	2010	2009
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$18	$21
Other	148	181
Gas inventory equalization	190	—
Short-term borrowings
Affiliates	97	115
Other	—	327
Other	78	91

	531	735

Long-Term Debt	889	889

Other Liabilities
Deferred income taxes	376	363
Regulatory liabilities	642	626
Accrued pension liability — affiliates	33	33
Accrued postretirement liability — affiliates	241	218
Asset retirement obligations	116	114
Other	74	77

	1,482	1,431

Commitments and Contingencies (Notes 7 and 9)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	509	509
Retained earnings	480	419
Accumulated other comprehensive loss	(2)	(2)

	987	926

Total Liabilities and Shareholder’s Equity	$3,889	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31
(in Millions)	2010	2009
Operating Activities
Net income	$79	$63
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	26	26
Deferred income taxes and investment tax credits, net	6	2
Changes in assets and liabilities:
Accounts receivable, net	(32)	3
Inventories	31	12
Accrued pension and postretirement liability-affiliates	24	(40)
Prepaid benefit costs and due from affiliate	(6)	(7)
Accrued gas cost recovery	(19)	7
Accounts payable	(33)	(11)
Gas inventory equalization	190	220
Income, property and other taxes payable	43	22
Other assets	61	69
Other liabilities	14	9

Net cash from operating activities	384	375

Investing Activities
Plant and equipment expenditures	(31)	(40)
Proceeds from sale of assets	9	25
Other	1	(10)

Net cash used for investing activities	(21)	(25)

Financing Activities
Short-term borrowings, net	(346)	(338)
Dividends on common stock	(18)	(13)

Net cash used for financing activities	(364)	(351)

Net Decrease in Cash and Cash Equivalents	(1)	(1)
Cash and Cash Equivalents at Beginning of Period	2	3

Cash and Cash Equivalents at End of Period	$1	$2

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2009	10,300	$509	$419	$(2)	$926
Net income	—	—	79	—	79
Dividends declared on common stock	—	—	(18)	—	(18)

Balance, March 31, 2010	10,300	$509	$480	(2)	$987

The following table displays other comprehensive income for the three-month periods ended March 31:

(in Millions)	2010	2009
Net income	$79	$63

Comprehensive income	$79	$63

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2009 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
The Consolidated Financial Statements are unaudited, but in the Company’s opinion include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2010.
References in this report to “Company” and “MichCon” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million in the first quarter of 2010, as compared to no allocation of costs in the first quarter of 2009.
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Variable Interest Entity (VIE)
In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-17, Amendments to FASB Interpretation 46(R). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under Accounting Standards Codification (ASC) 810-10, Consolidation. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company reconsidered its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. ASU 2009-17 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The adoption of ASU 2009-17 on January 1, 2010 had no impact on the Consolidated Financial Statements.
Fair Value Measurements and Disclosures
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires details of transfers in and out of Level 1 and 2 fair value measurements and the gross presentation of activity within the Level 3 fair value measurement roll forward. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. The Company adopted ASU 2010-06 effective January 1, 2010, except for the gross presentation of the Level 3 fair value measurement roll forward which is effective for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. See Note 4.

NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial for the three months ended March 31, 2010. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets measured and recorded at fair value on a recurring basis as of March 31, 2010:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	March 31, 2010
Assets:
Investments (1) (2)	$7	$—	$—	$7

Net Assets at March 31, 2010	$7	$—	$—	$7

(1)	Excludes cash surrender value of life insurance investments.

(2)	Included in the Consolidated Statements of Financial Position in Investments.
Investments hold money market debt securities through a publicly traded institutional mutual fund, valued using quoted market prices in actively traded markets. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Transfers between Levels 1, 2 or 3 are reflected as if they had occurred at the beginning of the period. No significant transfers between Levels 1, 2 or 3 occurred in the three months ended March 31, 2010.

Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value relative to the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	March 31, 2010		December 31, 2009
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$944 million	$889 million	$942 million	$889 million
NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2013. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its March 31, 2010 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to result in material effects on the Company’s financial statements.
Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
NOTE 6 — ASSET RETIREMENT OBLIGATIONS
A reconciliation of the asset retirement obligations for the three months ended March 31, 2010 follows:

(in Millions)
Asset retirement obligations at January 1, 2010	$114
Accretion	2

Asset retirement obligations at March 31, 2010	$116

NOTE 7 — REGULATORY MATTERS
Energy Optimization Plans
In March 2009, MichCon filed an Energy Optimization Plan with the Michigan Public Service Commission (MPSC) as required under 2008 PA 295. The Energy Optimization Plan application is designed to help each customer class reduce their gas usage by: (1) building customer awareness of energy efficiency options and (2) offering a diverse set of programs and participation options that result in energy savings for each customer class. In March 2010, MichCon filed an amended Energy Optimization Plan with the MPSC. MichCon’s Energy Optimization Plan proposed energy optimization expenditures for the period 2010-2015 of $150 million and further requests approval of surcharges that are designed to recover these costs. In April 2010, MichCon filed its 2009 Energy Optimization reconciliation. This filing reconciled 2009 actual Energy Optimization billed revenues with 2009 actual Energy Optimization costs by rate class. Any 2009 over/under recovery of costs have been carried forward and reflected as part of the March 2010 amended Energy Optimization filing. Also addressed in this filing is the effectiveness of the 2009 Energy Optimization program relative to legislative targets for energy savings and the calculation of the 2009 performance incentive for the utility based on meeting or exceeding legislative targets.
2009 Gas Rate Case Filing
MichCon filed a general rate case on June 9, 2009 based on a 2008 historical test year. The filing with the MPSC requested a $193 million, or 11.5 percent average increase in MichCon’s annual revenues for a 2010 projected test year. The requested $193 million increase in revenues is required to recover the increased costs associated with increased investments in net plant and working capital, the impact of high levels of uncollectible expense and the cost of natural gas theft primarily due to economic conditions in Michigan, sales reductions due to customer conservation and the trend of warmer weather on MichCon’s market, and increasing operating costs, largely due to inflation.
Pursuant to the October 2008 Michigan legislation, and the settlement in MichCon’s last base gas sale case, MichCon self-implemented $170 million of its requested annual increase on January 1, 2010. This increase will remain in place until a final order is issued by the MPSC, which is expected by June 2010. If rates in the final rate case order are lower than the self-implemented rate increase, MichCon must refund the difference with interest. MichCon has recorded a refund liability of $9 million at March 31, 2010 representing the potential refund due customers.
2008 MichCon Depreciation Filing
On March 18, 2010, the MPSC issued an order reducing MichCon’s composite depreciation rates from 2.97% to 2.38% effective April 1, 2010.
MichCon Uncollectible Expense True-Up Mechanism (UETM)
In March 2010, MichCon filed an application with the MPSC for approval of its UETM for 2009 requesting approximately $59 million consisting of $51 million of costs related to 2009 uncollectible expense and associated carrying charges and $8 million of under-collections for the 2007 UETM.

Gas Cost Recovery (GCR) Proceedings
The GCR process is designed to allow the Company to recover all gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

		Net		Description of Net
GCR Year	Date Filed	Over-recovery	GCR Cost of Gas Sold	Over-recovery
2008-2009	June 2009	$5.4 million	$1.2 billion	The total amount reflects an over-recovery of $5.9 million, less $0.5 million in accrued interest due from customers
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
MichCon has a $181 million, five-year unsecured revolving credit agreement expiring in October 2010 and a $250 million, two-year unsecured revolving credit agreement expiring in April 2011. The five-year and two-year revolving credit facilities are with a syndicate of 22 banks and may be used for general corporate borrowings, but are intended to provide liquidity support for the Company’s commercial paper program. No one bank provides more than 8.5% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates. The above agreements require the Company to maintain a total funded debt to capitalization ratio, as defined in the agreements, of no more than 0.65 to 1. At March 31, 2010, the debt to total capitalization ratio for MichCon is 0.47 to 1. Should the Company have delinquent obligations of at least $50 million to any creditor; such delinquency will be considered a default under the Company’s credit agreements. There was no commercial paper or other short-term borrowings outstanding at March 31, 2010 and $327 million of commercial paper outstanding at December 31, 2009 under these credit agreements.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The Company owns, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, the Company recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of March 31, 2010 and December 31, 2009, the Company had $35 million and $36 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on results of operations.

Labor Contracts
There are several bargaining units for the Company’s union employees. The majority of the union employees are under contracts that expire in October 2010.
Purchase Commitments
As of March 31, 2010, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.6 billion through 2051. MichCon also estimates that 2010 capital expenditures will be approximately $150 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company buys and sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 7 for a discussion of contingencies related to Regulatory Matters.
NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits for the three months ended March 31:

			Other Postretirement
	Pension Benefits		Benefits
(in Millions)	2010	2009	2010	2009
Service cost	$3	$2	$4	$3
Interest cost	10	11	7	8
Expected return on plan assets	(20)	(22)	(6)	(4)
Amortization of net actuarial loss	4	—	2	2
Net transition liability	—	—	1	1

Net periodic benefit cost (credit)	$(3)	$(9)	$8	$10

Pension and other Postretirement Contributions
The Company does not expect to make a contribution to its pension plans in 2010.
The Company expects to contribute $60 million to its postretirement medical and life insurance benefit plans during 2010. No contributions were made to the plans in the first quarter of 2010.

Healthcare Legislation
In March 2010, the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act (HCERA) were enacted into law (collectively, the “Act”). The Act is a comprehensive health care reform bill. A provision of the PPACA repeals the current rule permitting deduction of the portion of the drug coverage expense that is offset by the Medicare Part D subsidy, effective for taxable years beginning after December 31, 2012.
MichCon’s retiree healthcare plan includes the provision of postretirement prescription drug coverage (“coverage”) which is included in the calculation of the recorded other postemployment benefit (OPEB) obligation. Because the Company’s coverage meets certain criteria, MichCon is eligible to receive the Medicare Part D subsidy. With the enactment of the Act, the subsidy will continue to not be subject to tax, but an equal amount of prescription drug coverage expenditures will not be deductible. Income tax accounting rules require the impact of a change in tax law be recognized in continuing operations in the Consolidated Statements of Operations in the period that the tax law change is enacted.
This change in tax law required a remeasurement of the Deferred Tax Asset related to the OPEB obligation and the Deferred Tax Liability related to the OPEB Regulatory Asset. The net impact of the remeasurement is $4 million and has been deferred as a Regulatory Asset as the traditional rate setting process allows for the recovery of income tax costs.